UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2021 (March 7, 2021)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact name of registrant as specified in its charter)

New York	1-4858	13-1432060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 West 57th Street, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(212) 765-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value 12 1/2¢ per share	IFF	New York Stock Exchange
6.00% Tangible Equity Units	IFFT	New York Stock Exchange
0.500% Senior Notes due 2021	IFF 21	New York Stock Exchange
1.75% Senior Notes due 2024	IFF 24	New York Stock Exchange
1.800% Senior Notes due 2026	IFF 26	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 7, 2021 International Flavors & Fragrances, Inc. (the “Company”) entered into a co-operation agreement (the “Agreement”) with Sachem Head Capital Management LP, a Delaware limited partnership (the “Investor”).

Under the terms of the Agreement, the Company, upon request of the Investor made between September 10, 2021 and December 31, 2021, shall elect Scott Ferguson as a director, or if Scott Ferguson is not affiliated with the Investor, then one director to be designated by the Investor and approved by the Board of Directors of the Company (the “Board”), which approval shall not be unreasonably withheld or delayed (Scott Ferguson or, if applicable, such other director, the “Investor Designee”). The Agreement between the Company and the Investor provides that in such event the Board shall take such actions as are necessary to increase the size of the Board by one (1) directorship and elect the Investor’s Designee to fill the vacancy so created.

The Investor Designee shall qualify as independent and satisfy the Board membership criteria set forth in the Company’s Corporate Governance Guidelines. If the Investor does not exercise its right to request a Board seat between September 10, 2021 and December 31, 2021, then there will be no Investor Designee.

The Agreement provides that if the Investor Designee is not an officer, director, partner or employee of the Investor, then the Investor agrees that neither it nor any of its Affiliates will pay any compensation to the Investor Designee nor will have any agreement, arrangement or understanding, written or oral, with the Investor Designee regarding such Person’s service on the Board or any committee thereof.

The Company provides that, assuming the Investor exercises its right to request a Board seat between September 10, 2021 and December 31, 2021 and the Investor Designee is elected to the Board (the date of such election, the “Effective Date”), then the Company shall include the Investor Designee on its slate for election as director at the Company’s 2022 Annual Meeting, and, in connection with such meeting, the Company will recommend that the Company’s shareholders vote in favor of election of each of the Board’s nominees, solicit proxies for each of the Board’s nominees and otherwise support the Investor Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.

In addition, the Agreement provides that as a condition to the Investor Designee’s election to the Board and the subsequent nomination for election as a director at the Company’s 2022 Annual Meeting of Shareholders, the Investor Designee will provide any information the Company reasonably requires and will consent to the appropriate background checks required by the Company in accordance with past practice with respect to other members of the Board.

In connection with any annual or special meeting of the Company held from the Effective Date to the date (the “Expiration Date”) that is the earlier of (i) if the Effective Date occurs, thirty (30) days after the date on which the Investor Designee ceases to serve on the Board and (ii) thirty (30) days prior to the first day of the time period, established pursuant to the Company’s Bylaws, for shareholders to deliver notice to the Company of director nominations to be brought before the Company’s 2023 Annual Meeting of Shareholders, the Investor will cause to be present for quorum purpose and vote or cause to be voted all Company common stock beneficially owned by it or its controlling or controlled affiliates in favor of the election of directors nominated by the Board, any advisory vote on executive compensation, and the ratification of the appointment of the Company’s independent registered public accounting firm.

The Investor agrees that from the Effective Date until the earlier of the Expiration Date or the occurrence of certain specified events, it will not and will cause its controlled affiliates not to engage in any solicitation of proxies, knowingly encourage, advise or influence any other person with respect to the voting of any securities, form, join or act in concert with respect to any voting securities, acquire more than 4.99% of the Company’s outstanding common stock or take certain other actions with respect to the Company’s common stock.

Until December 31, 2021 and during the time from the Effective Date until the Expiration date, each of the Company and the Investor generally agrees to refrain from making or causing to be made any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, the other party or any of its respective current or former officers, directors, principals or employees.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the terms of which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished with this report:

10.1	Co-Operation Agreement dated March 7, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Nanci Prado
Name:	Nanci Prado
Title:	Deputy General Counsel
Dated:	March 8, 2021